UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2014

Energy Services of America Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32998 (Commission File Number)	20-4606266 (I.R.S. Employer Identification No.)

75 West Third Ave., Huntington, West Virginia                                                                                                                                25701 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:                                                                                     (304) 522-3868

100 Industrial Lane, Huntington, WV 25702
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On January 31, 2014, Energy Services of America Corporation (the “Company”) entered into a financing arrangement with United Bank, Inc. (West Virginia) and Summit Community Bank (West Virginia).  The amount of the financing arrangement is for $8.8 million.  In addition, the Company entered into a separate loan arrangement with First Guaranty Bank (Louisiana) for $1.6 million.  Taken together, the $10.4 million in new financings supercede the prior financing arrangements the Company had with United Bank as well as the other lenders.  As a result of entering into the new financings, United Bank and the other lenders of the Company have agreed to terminate their Forbearance Agreement with the Company.

The foregoing is qualified by reference to the Loan Agreement with United Bank, Inc., filed as Exhibit 10.1, the Participation Agreement between United Bank, Inc. and Summit Community Bank filed as Exhibit 10.2, the Note with First Guaranty Bank filed as Exhibit 10.3 and the press release filed as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired.
Not Applicable.
(b)	Pro forma financial information.
Not Applicable.
(c)	Shell Company Transactions.
Not Applicable.
(d)	Exhibits.
10.1 Loan Agreement with United Bank, Inc., dated January 31, 2014
10.2 Participation Agreement with Summit Community Bank dated January 31, 2014
10.3 Note with First Guaranty Bank dated January 31, 2014
99.1 Press Release dated February 4, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENERGY SERVICES OF AMERICA CORPORATION

DATE: February 4, 2014	By: /s/ Charles Crimmel
Charles Crimmel
Chief Financial Officer